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                                                                   Exhibit 10.15

                             SECURED PROMISSORY NOTE

$75,000                                                        January 25, 1998

         For Value Received, the undersigned ("Borrower") hereby promises to pay to the order of Pharsight Corporation, a California corporation ("Holder"), the principal sum of Seventy-Five Thousand dollars ($75,000), together with interest thereon at the rate of 5.93% per annum, compounded annually, on the unpaid balance of such principal amount from the date hereof. The principal hereof, and all accrued and unpaid interest thereon, shall be due and payable on the earlier of (i) December 17, 2002 or (ii) 90 days after the termination of Borrower's employment by Holder. The principal hereof, and accrued interest thereon, may be prepaid at any time, in whole or in part, without premium or penalty.

         Payments of principal and interest on this Secured Promissory Note (this "Note") shall be made in legal tender of the United States of America and shall be made at the office of Holder at 299 California Avenue, Suite 300, Palo Alto, CA 94306 or at such other place as Holder shall have designated in writing to Borrower. If the date set for any payment on this Promissory Note is a Saturday, Sunday or legal holiday, then such payment shall be due on the next succeeding business day.

         As of the date hereof, Borrower has purchased 300,000 shares (the "Shares") of the Common Stock of Holder, pursuant to the terms of that certain Employee Restricted Stock Purchase Agreement of even date herewith by and between Borrower and Holder. This Note shall be secured by the Shares as provided in that certain Stock Pledge Agreement (the "Pledge Agreement") of even date herewith by and between Holder and Borrower.

         In the event Borrower shall (i) fail to make complete payment of principal or accrued interest when due under this Note or (ii) commit a breach of, or default under, the Pledge Agreement, Holder may, upon five (5) business days notice of any such event which shall not have been cured during such five
(5) business day period, accelerate this Note and declare the entire unpaid principal amount of this Note and all accrued and unpaid interest thereon to be immediately due and payable and, thereupon, the unpaid principal amount and all such accrued and unpaid interest shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor or other notices or demands of any kind (all of which are hereby expressly waived by Borrower). The failure of Holder to accelerate this Note shall not constitute a waiver of any of Holder's rights under this Note as long as Borrower's default under this Note or breach of or default under the Pledge Agreement continues.

         The provisions of this Note shall be governed by, and construed in accordance with, the laws of the State of California without regard to the conflicts of law rules thereof. In the event that Holder is required to take any action to collect or otherwise enforce payment of this Note, Borrower agrees to pay such attorneys' fees and court costs as Holder may incur as a result thereof, whether or not suit is commenced.


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         In Witness Whereof, this Note has been duly executed and delivered by
Borrower on the date first above written.


                                                  /s/ Daniel Weiner
                                              -----------------------------
                                                      Daniel Weiner





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